                                  EXHIBIT 4(A)(2)



         AMENDMENT TO ARTICLE 4 OF REGISTRANT'S RESTATED CERTIFICATE
                   OF INCORPORATION, DATED APRIL 16, 1997.




                 THE TOTAL NUMBER OF SHARES OF ALL CLASSES OF STOCK WHICH THE CORPORATION SHALL HAVE AUTHORITY TO ISSUE IS 101,000,000 SHARES, OF WHICH 1,000,000 SHARES OF THE PAR VALUE OF $2.50 PER SHARE ARE TO BE PREFERENCE STOCK (HEREINAFTER CALLED "PREFERENCE STOCK") AND 100,000,000 SHARES OF THE PAR VALUE OF $2.50 PER SHARE ARE TO BE COMMON STOCK (HEREINAFTER SOMETIMES CALLED "COMMON STOCK").

                 [THE REMAINDER OF ARTICLE 4 IS NOT INCLUDED.]





                                       39